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                                                                    EXHIBIT 4.2

                   PERFORMANCE RESTRICTED SHARE AWARD AGREEMENT

                                 As of May 8, 1996


          The parties to this Performance Restricted Share Award Agreement (this "Agreement") are Polaris Industries Inc., a Minnesota corporation ("Polaris"), and _______________, an individual employee of Polaris or a subsidiary of Polaris (the "Employee").

          Polaris adopted and maintains the Polaris Industries Inc. Amended and Restated 1996 Restricted Stock Plan (the "Plan"), under which restricted shares of the common stock, par value $0.01, of Polaris ("Common Stock"), may be awarded to employees of Polaris and its subsidiaries by action of the Compensation Committee (the "Committee") of Polaris's Board of Directors (the "Board"). The parties hereto desire to set forth in this Agreement their respective rights and obligations with respect to an award to the Employee of restricted shares of Common Stock approved by the Committee as of the date hereof. Certain capitalized terms used in this Agreement, unless otherwise defined herein, have the respective meanings given to such terms in the Plan.

          In consideration of the covenants set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

          1.   AWARD OF RESTRICTED SHARES.

               (a) Polaris hereby confirms the grant to the Employee, as of the date first above written (the "Award Date"), of _________ shares of Common Stock (the "Restricted Shares"), subject to the restrictions and other terms and conditions set forth herein.

               (b) As soon as practicable after the Award Date, Polaris shall cause one or more stock certificates representing the Restricted Shares to be registered in the name of the Employee. Such stock certificate or certificates shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is listed and any applicable federal or state securities law, and may cause a legend or legends to be placed on such certificate or certificates to make appropriate reference to such restrictions. In addition, each certificate representing the Restricted Shares shall bear the following legend (the "Agreement Legend"):

               The transferability of this certificate and the shares represented hereby are subject to the terms and conditions (including forfeiture) of a Performance Restricted Share Award Agreement entered into

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               between the registered owner and Polaris Industries Inc.
               Copies of such Agreement are on file in the offices of Polaris Industries Inc., 1225 Highway 169 North, Minneapolis, Minnesota 55441.

               Until the Restricted Period (as hereinafter defined in Paragraph 3) with respect to the Restricted Shares shall have lapsed (i) the certificate or certificates representing the Restricted Shares shall be held in custody by the Secretary of Polaris, (ii) such certificates shall be deemed not delivered to the Employee and (iii) the Employee shall have no interest with respect to the Restricted Shares except as expressly provided herein and in the Plan. Simultaneously, with the execution and delivery of this Agreement, the Employee shall deliver to Polaris one or more stock powers endorsed in blank relating to the Restricted Shares. Upon expiration of the restrictions applicable to all or any portion of the Restricted Shares, subject to Paragraph 5, Polaris shall deliver or cause to be delivered to the Employee a certificate or certificates without the Agreement Legend for those shares to which the restrictions shall have expired. Upon forfeiture, in accordance with Paragraph 4, of all or any portion of the Restricted Shares, the certificate or certificates representing the forfeited Restricted Shares shall be canceled.

          2.   RESTRICTIONS APPLICABLE TO RESTRICTED SHARES.

               (a) Beginning on the Award Date, the Employee shall have all rights and privileges of a stockholder of Polaris with respect to the Restricted Shares except as follows:

                    (i) dividends and other distributions paid with respect to the Restricted Shares during the Restricted
          Period shall be disposed of in accordance with Paragraph
          2(c); and

                    (ii) none of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period other than by will or the laws of descent and distribution; and

                    (iii) all or a portion of the Restricted Shares may be forfeited in accordance with Paragraph 4.

               (b) Any attempt to dispose of Restricted Shares in a manner contrary to the restrictions set forth in this Agreement shall be null, void and ineffective. If and when the restrictions set forth in this Paragraph 2 lapse in accordance with the terms of this Agreement as to the Restricted Shares, such shares shall no longer be considered Restricted Shares for purposes of this Agreement.


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               (c)  The Employee hereby irrevocably and unconditionally
assigns to Polaris any and all cash and non-cash dividends and other distributions paid with respect to the Restricted Shares during the Restricted Period; provided, however, that any Common Stock distributed as a dividend or otherwise with respect to the Restricted Shares during the Restricted Period shall not be subject to such assignment, shall be subject to the same restrictions as the Restricted Shares and shall be held as prescribed in Paragraph 1(b).

          3.   RESTRICTED PERIOD.

               (a) The restrictions set forth in Paragraph 2 shall apply for a period (the "Restricted Period") from the Award Date until such Restricted Period lapses as follows:

                    (i) the Restricted Period shall lapse as to all of the Restricted Shares as of the third anniversary of the Award Date provided that the sum of the Earnings Per Share for fiscal years 1996, 1997 and 1998 equals or exceeds $8.28, which represents a 12% compound annual growth rate for such three fiscal years in Earnings Per Share over Earnings Per Share of $2.19 for fiscal year 1995; and

                    (ii) if the Restricted Period does not lapse as of the third anniversary of the Award Date pursuant to clause (i), the Restricted Period shall lapse as to all of the Restricted Shares as of the fourth anniversary of the Award Date provided that the sum of the Earnings Per Share for fiscal years 1996, 1997, 1998 and 1999 equals or exceeds $11.73, which represents a 12% compound annual growth rate for such four fiscal years in Earnings Per Share over Earnings Per Share over Earnings Per Share of $2.19 for fiscal year 1995

For purposes of this Agreement, "Earnings Per Share" shall mean the primary earnings per share of Polaris and its subsidiaries for a fiscal year as reported in Polaris's audited financial statement for such fiscal year.

               (b) Notwithstanding the foregoing, the Restricted Period shall lapse as to all Restricted Shares upon the occurrence of a Change in Control (as defined in the Plan).

          4. FORFEITURE. All rights of the Employee to the Restricted Shares as to which the Restricted Period shall not have lapsed shall terminate and be forfeited


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effective as of the earlier of (i) the day after the fourth anniversary of the Award Date or (ii) the date the Employee's employment with Polaris terminates for any reason.

          5. TAX WITHHOLDING. Polaris shall be entitled to withhold from any cash payments due to the Employee from Polaris (or secure payment from the Employee in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by Polaris with respect to any income recognized by the Employee with respect to the Restricted Shares, and Polaris may defer issuance of any and all shares of Common Stock otherwise issuable to the Employee under the Plan until and unless indemnified to its satisfaction against any liability for any such tax. The amount of such withholding or tax payment shall be determined by the Committee or its delegate and shall be payable by the Employee at such time as the Committee determines. The Employee may elect to satisfy all or any portion of his or her tax withholding obligation by the withholding, at the appropriate time, of shares of Common Stock otherwise deliverable to the Employee in a number sufficient, based upon the fair market value of such shares, to satisfy such tax withholding requirements. The Committee shall be authorized, in its sole discretion, to establish such rules and procedures relating to such withholding of shares of Common Stock as it deems necessary or appropriate.

          6. ASSIGNMENT; NATURE OF CORPORATION'S OBLIGATIONS. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Employee and the assigns and successors of Polaris, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to transfer or pledge by the Employee.

          7. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings, oral or written, between the parties with respect thereto. This Agreement may be amended at any time by written agreement of the parties hereto.

          8. GOVERNING LAW. This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Minnesota other than the conflict of laws provisions of such laws.

          9. SEVERABILITY. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.


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          10.  CONTINUED EMPLOYMENT.  This Agreement shall not confer upon the Employee any right with respect to continuance of employment by Polaris.

          11. CERTAIN REFERENCES. References to the Employee in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the Employee's executors or the administrators, or the person or persons to whom all or any portion of the Restricted Shares may be transferred by will or the laws of descent and distribution, such references to the Employee shall be deemed to include such person or persons.

          IN WITNESS WHEREOF, Polaris has caused this Agreement to be duly executed and the Employee has hereunto set his hand effective as of the day and year first above written.

                              POLARIS INDUSTRIES INC.


                              By:  _________________________________

                              Title: ________________________________


                              EMPLOYEE

                              ______________________________________